Exhibit 99.1

BOE Financial Services of Virginia, Inc. Declares Increased Dividend

TAPPAHANNOCK, Va., December 7/PRNewswire-FirstCall/ – BOE Financial Services of Virginia, Inc. (Nasdaq: BSXT – News) announced today that on December 5, 2007 the Board of Directors declared a quarterly dividend of $0.22 per share. The dividend will be paid on December 28, 2007 to shareholders of record as of December 18, 2007.

This represents the fourth dividend declaration since a change in policy was enacted by the Board of Directors from semiannual to quarterly dividend payments to more accurately match the timing of dividend payments made by other publicly traded stocks on NASDAQ.

The $0.22 dividend represents a 4.8% increase over the $0.21 dividend paid on September 28, 2007 and a $0.88 dividend on an annualized basis. The total cash dividend of $0.82 per share in 2007 is an increase of $0.05 per share or 6.5% over the total dividend of $0.77 per share paid in 2006.

BOE Financial Services of Virginia, Inc. is the parent company of Bank of Essex, an approximately $300 million community bank with its headquarters and two offices in Tappahannock, Virginia and additional offices in King William, Hanover, Henrico and Northumberland counties. The Corporation has received regulatory approval to open an additional office in Northumberland County.

Contact: Bruce E. Thomas, Senior Vice President and Chief Financial Officer at (804) 443-4343.